MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661

                                                     WRITER'S DIRECT DIAL NUMBER


April 27, 1998

Board of Directors
First Kansas Federal Savings Association
600 Main Street
Osawatomie, Kansas  66064

          Re: Federal Income Tax Opinion Relating to the Proposed Conversion of First Kansas Federal Savings Association from a Federally-Chartered Mutual Savings Association to a Federally-Chartered Stock Savings Bank Pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended
               -----------------------------------------------------------------

Members of the Board:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to material federal income tax consequences of the proposed conversion (the "Conversion") of First Kansas Federal Savings Association (the "Association") from a federally-chartered mutual savings association to a federally-chartered capital stock savings bank (the "Stock Bank"), and formation of a parent holding company (the "Holding Company") which will simultaneously acquire all of the outstanding stock of Stock Bank. As proposed, the Conversion will be implemented pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

         We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Further, the capitalized terms which are used in this opinion and are not expressly defined herein shall have the meaning ascribed to them in the Bank's Plan of Conversion adopted on December 16, 1997, as amended (the "Plan of Conversion").

                               STATEMENT OF FACTS
                               ------------------

         Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand the relevant facts with respect to the Conversion to be as follows:

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 2


         The Association is a federally-chartered mutual savings association. As a mutual savings association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to interest income on his or her account balance as declared and paid by the Association. A savings depositor has no right to a distribution of any earnings of the Association, but rather these amounts become retained earnings of the Association. However, a savings depositor has a right to share pro rata, with respect to the withdrawal value of his or her respective savings account, in any liquidation proceeds distributed in the event the Association is ever liquidated. Voting rights in the Association are held by its members. Each member is entitled to cast one vote for each $100 or a fraction thereof of the withdrawal value of the member's account and each borrower member is entitled to one vote. Each member shall have a maximum of 1,000 votes. All of the interests held by a savings depositor in the Association cease when such depositor closes his or her account(s) with the Association.

         The Board of Directors of the Association has decided that in order to promote the growth and expansion of the Association through the raising of additional capital, it would be advantageous for the Association to: (i) convert from a federally-chartered mutual savings association to a federally-chartered capital stock savings bank, and (ii) arrange for the Holding Company to simultaneously acquire all of the Stock Bank's stock. The Association's Board of Directors has determined that in order to provide greater flexibility in future operations of the Association, including diversification of business opportunities and acquisition, it is advantageous to have the Stock Bank's stock held by the Holding Company. Pursuant to the Plan of Conversion, the Association's certificate of incorporation to operate as a mutual savings bank will be amended and a new certificate of incorporation will be acquired to allow it to continue its operations in the form of a federally-chartered capital stock savings bank. The Plan of Conversion provides for the conversion of the Association from mutual-to-stock form, and an appraisal of the pro forma market value of the stock of the Stock Bank, which will be owned solely by the Holding Company. The Plan of Conversion must be approved by the Office of Thrift Supervision ("OTS"), and by an affirmative vote of at least a majority of the total votes eligible to be cast at a special meeting of the Association's members called to vote on the Plan of Conversion.

         The Holding Company is being formed under the laws of the State of Kansas for the purpose of the proposed transaction described herein, to engage in business as a savings and loan holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Stock") upon completion of the Conversion, as described below, to persons purchasing such shares through a Subscription Offering and to the general public in a Public Offering.

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 3

         Following appropriate regulatory approval, the Plan of Conversion provides for the issuance of shares of Holding Company Stock to eligible depositors and borrowers of the Association and others as described below and set forth in the Plan of Conversion. The aggregate purchase price at which all shares of Holding Company Stock will be offered and sold pursuant to the Plan of Conversion will be equal to the estimated pro forma market value of the Association at the time of the Conversion as held as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan of Conversion, all such shares of Holding Company Stock will be issued and sold at a uniform price per share. The Conversion and the sale of newly issued shares of the Stock Association's stock to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Stock.

         As required by OTS regulations, shares of Holding Company Stock will be offered pursuant to non-transferable subscription rights on the basis of preference categories. All shares must be sold and to the extent that Holding Company Stock is available, no subscriber will be allowed to purchase less than 25 shares of Holding Company Stock, provided that the aggregate purchase price does not exceed $500. The Association has established various preference categories under which shares of Holding Company Stock may be purchased and a public offering category for the sale of shares not purchased under the preference categories. If the third preference category is determined to be inappropriate to the Conversion, then there will only be three preference categories consisting of the first, second, and fourth preference categories set forth below, and all references herein to Supplemental Eligible Account Holder and the Supplemental Eligibility Record Date shall not be applicable to the subject transaction.

         The first preference category is reserved for the Association's Eligible Account Holders. The Plan of Conversion defines "Eligible Account Holder" as any person holding a Qualifying Deposit. The Plan of Conversion defines "Qualifying Deposit" as the aggregate balance of all savings accounts of an Eligible Account Holder in the Association at the close of business on September 30, 1996, which is at least equal to $50.00. If a savings account holder of the Association qualifies as an Eligible Account Holder, he or she will receive, without payment, non-transferable subscription rights to purchase Holding Company Stock. The number of shares that each Eligible Account Holder may subscribe to is equal to the greater of (a) the maximum purchase limitation established for the Public Offering; (b) one tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders. If there is an oversubscription, shares will be allocated among subscribing Eligible Account Holders so as to permit each account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing Eligible Account Holders

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 4

on an equitable basis, related to the amounts of their respective deposits as compared to the total deposits of Eligible Account Holders on the Eligibility Record Date. Non-transferable subscription rights to purchase Holding Company Stock received by officers and directors of the Association and their associates based on their increased deposits in the Association in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of nontransferable subscription rights to purchase shares of Holding Company Stock under the first preference category.

         The second preference category is reserved for tax-qualified employee stock benefit plans of the Stock Bank. The Plan of Conversion defines "tax qualified employee stock benefit plans" as any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust meets the requirements to be "qualified" under Section 401 of the Code. Under the Plan of Conversion, the Stock Bank's tax-qualified employee stock benefit plans may subscribe for up to 10% of the shares of Holding Company Stock to be offered in the Conversion.

         The third preference category is reserved for the Association's Supplemental Eligible Account Holders. The Plan of Conversion defines
"Supplemental Eligible Account Holder" as any person (other than officers or directors of the Association and their associates) holding a deposit in the Association on the last day of the calendar quarter preceding the approval of the Plan of Conversion by the OTS ("Supplemental Eligibility Record Date"). This third preference category will only be used in the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Approval of Conversion on Form AC filed prior to approval by the OTS. The third preference category provides that each Supplemental Eligible Account Holder will receive, without payment, nontransferable subscription rights to purchase Holding Company Stock to the extent that such shares of Holding Company Stock are available after satisfying subscriptions for shares in the first and second preference categories above. The number of shares to which a Supplemental Eligible Account Holder may subscribe to is the greater of (a) the maximum purchase limitation established for the Community Offering; (b) one-tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of the shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the deposits of all Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date. Subscription rights received pursuant to the third preference category shall be subordinated to all rights under the first and second preference categories. Non-transferable subscription rights to be received by a Supplemental Eligible Account Holder in the third preference category shall be reduced by the subscription rights received by such account holder as an Eligible Account Holder under the first and second preference categories. In the event of an oversubscription, shares will be allocated so as to enable each Supplemental Eligible Account Holder, to the extent possible, to purchase a number

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 5

of shares sufficient to make his total allocation, including shares previously allocated in the first and second preference categories, equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not then allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amount of their respective deposits as compared to the total deposits of Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date.

         If there is no oversubscription of the Holding Company Stock in the first, second, and third preference categories, the fourth preference category becomes operable. In the fourth preference category, members of the Association entitled to vote at the special meeting of members to approve the Plan of Conversion who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") will receive, without payment, non-transferable subscription rights entitling them to purchase Holding Company Stock. Other Members shall each receive subscription rights to purchase up to the maximum purchase limitation established for the Public Offering or one-tenth of one percent of the total offering of shares, to the extent that Holding Company
Stock is available. In the event of an oversubscription by Other Members, Holding Company Stock will be allocated pro rata according to the number of shares subscribed for by each Other Member.

         The Plan of Conversion further provides for limitations upon purchases of Holding Company Stock. Specifically, any person by himself or herself or with an associate or a group of persons acting in concert may subscribe for not more than $200,000 of Holding Company Stock offered pursuant to the Plan of Conversion, except that Tax-Qualified Employee Stock Benefit Plans may purchase up to 10% of the total shares of Holding Company Stock issued. Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Association may increase or decrease any of the purchase limitations set forth herein at any time. The Board of Directors of the
Association may, in its sole discretion, increase the maximum purchase limitation up to 5.0%. Requests to purchase additional shares of Holding Company Stock under this provision will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan of Conversion. Officers and directors of the Association and their associates may not purchase in the aggregate more than 33% of the Holding Company Stock issued pursuant to the Conversion. Directors of the Association will not be deemed associates or a group acting in concert solely as a result of their membership on the board of directors of the Association. All of the shares of Holding Company Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year.

         The Plan of Conversion provides that no person will be issued any subscription rights or be permitted to purchase any Holding Company Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 6

in such state; (b) the issuance of subscription rights or the offer or sale of the Holding Company Stock in such state, would require the Association or the Holding Company under the securities law of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The Plan of Conversion also provides for the establishment of a Liquidation Account by Stock Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders (if applicable). The Liquidation Account will be equal in amount to the net worth of Association as of the time of the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Stock Bank, except that the Stock Bank will not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. The Liquidation Account will be for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders who maintain accounts in the Association at the time of the Conversion. All such account holders, including those not entitled to subscription rights for reasons of foreign or out-of-state residency (as described above), will have an interest in the Liquidation Account. The interest an Eligible Account Holder and Supplemental Eligible Account Holder will have a right to receive, in the event of a complete liquidation of the Stock Bank, is a distribution from the Liquidation Account in the amount of the then current adjusted subaccount balances for savings accounts then held, which will be made prior to any liquidation distribution with respect to the capital stock of the Stock Association.

         The initial subaccount balance for a savings account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the qualifying deposit in the savings account, and the denominator is the total amount of qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Association. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any Eligible Account Holder or any savings account of any Supplemental Eligible Account Holder on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, whichever is applicable, is less than the lesser of (1) the deposit balance in the savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (2) the amount of the qualifying deposit in such savings account. In such event, the subaccount balance for the savings account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the savings account balance. Once decreased, the Plan of Conversion provides that the subaccount balance will never be subsequently increased, and if the savings account of an Eligible Account Holder

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 7

or Supplemental Eligible Account Holder is closed, the related subaccount balance in the Liquidation Account will be reduced to zero.

         The net proceeds from the sale of the shares of Holding Company Stock will become the permanent capital of Holding Company, and the Holding Company will in turn purchase 100% of the stock issued by Stock Bank, in exchange for up to 50% of the Holding Company's stock offering net proceeds or such other percentage as is approved by the Board of Directors with the concurrence of the OTS.

         Following the Conversion, voting rights in Stock Bank will rest exclusively in the Holding Company. Voting rights in the Holding Company will rest exclusively in the stockholders of the Holding Company. The Conversion will not interrupt the business of the Association, and its business will continue as usual under the Stock Bank. Each depositor will retain a withdrawable savings account or accounts equal in amount to the withdrawable account or accounts at the time of the Conversion. Mortgage loans of the Association will remain unchanged and retain their same characteristics in the Stock Bank after the Conversion. The Stock Bank will continue membership in the Federal Home Loan Bank System, and will remain subject to the regulatory authority of the OTS. Deposits in Stock Bank will continue to be insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation up to applicable limits of insurance coverage.

         Immediately prior to the Conversion, the Association will have a positive net worth in accordance with generally accepted accounting principles. The savings account holders of the Association will pay expenses of the Conversion solely attributable to them, if any. Further, the Association will pay its own expenses of the Conversion and will not pay any expenses solely attributable to the Association's savings account holders or to the purchasers of Holding Company Stock.

                          REPRESENTATIONS BY MANAGEMENT
                          -----------------------------

         In  connection   with  the   Conversion,   the  following   statements,
representations  and  declarations  have  been made to us by  management  of the
Association:

         1. The Conversion will be implemented in accordance with the terms of the Plan of Conversion and all conditions precedent contained in the Plan of Conversion shall be performed prior to the consummation of the Conversion.

         2. The fair market value of the withdrawable savings accounts plus interests in the Liquidation Account to be constructively received under the Plan of Conversion will in each instance be equal to the fair market value of each savings account of the Association plus the interest in the residual equity of the Association surrendered in exchange therefor. All


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Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 8

proprietary rights in the Association form an integral part of the withdrawable savings accounts being surrendered in the Conversion.

         3. The Holding Company and the Stock Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Stock issued in the proposed transaction.

         4. To the best of the knowledge of the management of the Association, there is not now nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in the Association to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

         5. Immediately following the consummation of the proposed transaction, the Stock Association will possess the same assets and liabilities as the Association held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to the Holding Company (except for assets used to pay expenses in the Conversion). Assets used to pay expenses of the Conversion (without reference to the expenses of the Subscription Offering and the Public Offering) and all distributions (except for regular normal interest payments made by the Association immediately preceding the transaction) will in the aggregate constitute less than one percent (1%) of the assets of the Association, net of liabilities associated with such assets, and will be paid by the Association and the Holding Company from the proceeds of the Subscription Offering and Public Offering.

         6. Following the Conversion, Stock Bank will continue to engage in its business in substantially the same manner as engaged in by the Association prior to the Conversion. The Stock Bank has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

         7. No cash or property will be given to any member of the Association in lieu of subscription rights or an interest in the Liquidation Account of the Stock Bank.

         8. None of the  compensation  to be  received  by any  deposit  account holder-employees of the Association or the Holding Company will be separate consideration for, or allocable to, any of their deposits in the Association. No interest in the Liquidation Account of the Stock Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. No shares of Holding Company

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 9

Stock will be issued to or purchased by any deposit account holder-employee of the Association or the Holding Company at a discount or as compensation in the Conversion.

         9. The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders or Supplemental Eligible Account Holders (if applicable) as of the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date (if applicable) entitled to interests in the Liquidation Account to be established by Stock Bank equalled or exceeded 99% of the aggregate fair market value of all savings accounts (including those accounts of less than $50.00) in the Association as of the close of business on such date.

         10. There is no plan or intention for the Stock Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

         11. For taxable years prior to January 1, 1996, the Association utilized the reserve method of accounting for bad debts in accordance with
Section 593 of the Code. Pursuant to the Small Business Job Protection Act of 1996, which was signed by the President on August 20, 1996, the Stock Bank will utilize a reserve for bad debts in accordance with Section 585 of the Code (following the Conversion).

         12. The Association and the Stock Bank are corporations within the meaning of Section 7701(a)(3) of the Code.

         13. The Holding Company has no plan or intention to sell or otherwise dispose of the stock of the Stock Bank received by it in the proposed transaction.

         14. Both the Stock Bank and the Holding Company have no plan or intention, either currently or at the time of the Conversion, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees or directors pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.

         15. If all of the net proceeds from the sale of Holding Company Stock had been contributed by the Holding Company to the Stock Bank in exchange for common stock of the Stock Bank in the Conversion, as opposed to the Holding Company retaining a portion of such net proceeds ("retained proceeds"), and if the Stock Bank immediately thereafter made a distribution of the retained proceeds to the Holding Company, the Stock Bank would have sufficient current and accumulated earnings and profits for tax purposes such that the distribution would not result in the recapture of any portion of the bad debt reserves of the Stock Bank under Section 593(e) of the Code.

         16. At the time of the proposed transaction, the fair market value of the assets of the Association on a going concern basis (including intangibles) will equal or exceed the amount of


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Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 10

its  liabilities  plus the amount of liability to which such assets are subject.
The Association will have a positive regulatory net worth at the time of the Conversion.

         17. The Association is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 or 593 of the Code applies.

         18. The Association's savings depositors will pay expenses of the Conversion solely attributable to them, if any. The Holding Company, the Stock Bank, and the Association will pay their own expenses of the Conversion and will not pay any expenses solely attributable to the savings depositors or to the Holding Company stockholders.

         19. The liabilities of the Association assumed by the Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Association in the ordinary course of its business and are associated with the assets transferred.

         20. There will be no purchase price advantage for the Association's deposit account holders who purchase Holding Company Stock in the Conversion.

         21. Neither the Association nor the Stock Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         22. No creditors of the Association have taken any steps to enforce their claims against the Association by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the members of the Association prior to the Conversion.

         23. The proposed transaction does not involve the payment to the Stock Bank or the Association of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

         24. The Eligible Account Holders' and Supplemental Eligible Account Holders' proprietary interest in the Association arise solely by virtue of the fact that they are account holders in the Association.

         25. At the time of the Conversion, the Association will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire an equity interest in the Holding Company or the Stock Bank.

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 11

         26. The Stock Bank has no plan or intention to sell or otherwise dispose of any of the assets of the Association acquired in the transaction (except for dispositions, including deposit withdrawals, made in the ordinary course of business).

         27. On a per share basis, the purchase price of the Holding Company Stock in the Conversion will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

         28. The Association has received or will receive an opinion from Capital Resources Group, Inc. ("Appraiser's Opinion"), which concludes that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and other eligible subscribers do not have any ascertainable fair market value, because they are acquired by the recipients without cost, are non-transferable, exist for such a short duration, and merely afford the recipients a right only to purchase Holding Company Stock at a price equal to its estimated fair market value, which will be the same price used in the Public Offering for unsubscribed shares of Holding Company Stock.

         29. The Association will not have any net operating losses, capital loss carryovers, or built-in losses at the time of the Conversion.

                                                OPINION OF COUNSEL

         Based solely upon the foregoing information and our analysis and examination of current applicable federal income tax laws, rulings, regulations, judicial precedents, and the Appraiser's Opinion, and provided the Conversion is undertaken in accordance with the above assumptions, we render the following opinion of counsel:

     1. The change in the form of operation of the Association from a federally chartered mutual savings bank to a federally chartered capital stock savings bank, as described above, will constitute a reorganization within the meaning of
Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to either the Association or to the Stock Bank as a result of such Conversion. (See Rev. Rul. 80-105, 1980-1 C.B. 78). The Association and the Stock Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104).

     2. No gain or loss will be recognized by the Stock Bank on the receipt of money in exchange for shares of Stock Bank stock. (Section 1032(a) of the Code).

     3. The Holding Company will recognize no gain or loss upon its receipt of money in exchange for shares of Holding Company Stock. (Section 1032(a) of the Code).

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 12

     4. The assets of the Association will have the same basis in the hands of the Stock Association as in the hands of the Association immediately prior to the Conversion. (Section 362(b) of the Code).

     5. The holding period of the assets of the Association to be received by the Stock Association will include the period during which the assets were held by the Association prior to the Conversion. (Section 1223(2) of the Code).

     6. Depositors will realize gain, if any, upon the issuance to them of (i) withdrawable deposit accounts of the Stock Bank, (ii) subscription rights in connection with the Conversion, and/or (iii) interests in the Liquidation Account of the Stock Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the Liquidation Accounts and/or subscription rights received. The Liquidation Accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the subscription rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of subscription rights. (Section 1001 of the Code). See Paulsen v. Commissioner, 469 U.S. 131, 139 (1985).

     Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers, and employees of the Association upon distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Holding Company Stock at fair market value; (b) no taxable income will be realized by the depositors of the Association as a result of the exercise or lapse of the subscription rights to purchase Holding Company Stock at fair market value (Rev. Rul. 56-572, 1956-2 C.B. 182); and (c) no taxable income will be realized by the Association, the Stock Bank, or the Holding Company on the issuance or distribution of subscription rights to depositors of the Association to purchase shares of Holding Company Stock at fair market value (Section 311 of the Code).

     Notwithstanding the Appraiser's Opinion, if the subscription rights are subsequently found to have a fair market value greater than zero, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights. (Section 311 of the Code). In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

     7. The basis of the savings accounts in the Stock Bank received by the account holders of the Association will be the same as the basis of their savings accounts in the Association surrendered in exchange therefor (Section 358(a)(1)). The basis of the interests in

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 13

the Liquidation Account of the Stock Bank received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero, that being the cost of such property. (Paulsen v. Commissioner, 469 U.S. 131, 139 (1985)). The basis of the non-transferable subscription rights will be zero, provided that such subscription rights are not deemed to have a fair market value and that the subscription price of such stock issuable upon exercise of such rights is equal to the fair market value of such stock. The basis of the Holding Company Stock to its stockholders will be purchase price thereof, increased by the basis, if any, of the subscription rights exercised (Section 1012 of the Code). The holding period of Holding Company Stock will commence upon the effective date of exercise of the subscription rights (Section 1223(6) of the Code). The holding period for the Holding Company Stock purchased pursuant to the direct community offering, public offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

         8. The part of the taxable year of the Association before the Conversion and the part of the taxable year of the Stock Bank after the Conversion will constitute a single taxable year of the Stock Bank. (See Rev. Rul. 57-276, 1957-1 C.B. 126). Consequently, the Association will not be required to file a federal income tax return for any portion of such taxable year (Section 1.381(b)-1(a)(2) of the Treasury Regulations).

         9. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, the Stock Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Association as of the date or dates of transfer.

         10.  Pursuant to the  provisions  of Section  381(c)(4) of the Code and
Section 1.381(c)(4)-1(a)(1)(ii) of the Treasury Regulations, the Stock Bank will succeed to and take into account, immediately after the reorganization, those accounts of the Association which represent bad debt reserves in respect of which the Association has taken a bad debt deduction for taxable years ending on or before the date of the reorganization. The bad debt reserves will not be required to be restored to the gross income of either the Association or the Stock Bank for the taxable year of the reorganization, and such bad debt reserves will have the same character in the hands of the Stock Association as they would have had in the hands of the Association if no distribution or transfer had occurred. No opinion is being expressed as to whether the bad debt reserves will be required to be restored to the gross income of either the Association or the Stock Bank for the taxable year of the reorganization.

         11. Regardless of book entries made for the creation of the Liquidation Account, the Conversion, as described above, will not diminish the accumulated earnings and profits of the Stock Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. (Section 1.312-11(b) and (c) of the Treasury Regulations).

Board of Directors
First Kansas Federal Savings Association
April 27, 1998
Page 14

         12. For purposes of Section 381 of the Code, the Stock Bank will be treated the same as the Association would have been had there been no reorganization. Accordingly, the taxable year of the Association will not end on the effective date of the proposed transaction merely because of the transfer of assets of the Association to the Stock Bank and the tax attributes of the Association enumerated in Section 381(c) will be taken into account by the Stock Bank as if there had been no reorganization (Section 1.381(b)-1(a)(2)) of the Treasury Regulations).

         No opinion is expressed as to the tax treatment of the Conversion under the provisions of any of the other sections of the Code and Treasury Regulations which may also be applicable thereto, or under federal law, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically covered by the items set forth above. Notwithstanding any reference to Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Association or its successor, the Stock Bank, under the Code.

         We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC of the Association filed with the OTS, the Application H-(e)(1)-S of the Holding Company filed with the OTS, and the Registration Statement on Form SB-2 of the Holding Company filed under the Securities Act of 1933, as amended, and to the reference of our firm in the prospectus related to this opinion.

                                          Very truly yours,


                                          /s/Malizia, Spidi, Sloane & Fisch
                                          -----------------------------------
                                          MALIZIA, SPIDI, SLOANE & FISCH, P.C.